EXHIBIT 10.2

CONSOLIDATED-TOMOKA LAND CO.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Amended and Restated Effective January 1, 2005

Preamble

This Plan is an unfunded deferred compensation arrangement established for the Board of Directors of Consolidated-Tomoka Land Co. and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE I

Definitions

1.2 Where the following words appear in the Plan, they shall have the meaning set forth below:

(a) “Annual Deferral Amount.” The amount deferred each calendar year by a Participant.

(b) “Board.” The Board of Directors of Consolidated-Tomoka Land Co.

(c) “Code.” Internal Revenue Code of 1986, as amended.

(d) “Committee.” A committee, comprised of three (3) persons other than members of the Board appointed by the Board from time to time to control and manage the operation and administration of the Plan in accordance with its terms.

(e) “CTLC.” Consolidated-Tomoka Land Co., a Florida Corporation, and its corporate successors.

(f) “Director.” A member of the Board.

(g) “Director’s Fees.” The fees earned through service as a Director or for service on a committee comprised of members of the Board.

(h) “Participant.” A member of the Board of Directors of CTLC who has made an election as provided in paragraph 2.1 below.

(i) “Participant’s Account Balance.” The amount credited to the Participant under the Plan as a result of the Director’s election to defer Director’s Fees pursuant to paragraph 2.1.

(j) “Plan.” This Deferred Compensation Plan for Directors as it may be amended from time to time.

ARTICLE II

Participants and Deferral of Fees

2.1 Any Director may elect to defer all or a portion of his Director’s Fees. An election to defer Director’s Fees for any year shall be made prior to December 31 of the preceding calendar year. The election shall be made in writing, signed by the Participant, and delivered to the Committee prior to the taxable year during which the services giving rise to the Director’s Fees are rendered.

A Director elected to fill a vacancy and who is not on the Board on the preceding December 31, may elect, before his term begins (but in no event later than 30 days after his term begins), to defer all or a portion of his Director’s Fees for the balance of the calendar year following his election. The election for a succeeding calendar year shall be made as provided above.

2.2 Before the end of each calendar year, the Committee shall provide the CTLC Corporate Secretary with the name of each Director who has elected, as provided in paragraph 2.1, to participate in the Plan.

ARTICLE III

Credits and Distributions

3.1 Subject to such reasonable rules as may be prescribed by the Committee, the Annual Deferral Amount shall be credited to the Participant’s Account. The Committee shall increase annually the Participant’s Account by an amount which is equal to interest on the Participant’s Account (including amounts previously credited under this paragraph 3.1) at the rate of return earned by CTLC on its short term investments. For purposes of the preceding sentence, the average rate earned for the calendar year shall be used to set the rate of return on the Participant’s Account. The good faith determination by the Treasurer of CTLC of the average rate of return shall be conclusive. The average rate of return on tax-free or other tax-favored obligations, such as preferred stock dividends, will be adjusted to CTLC’s tax equivalent rate.

3.2 The Committee shall cause sufficient records to be kept in the name of each Participant and each beneficiary of a deceased Participant to reflect the value of the Participant’s Account.

3.3 Unless the Participant elects otherwise as described below, the Committee shall distribute the amounts credited to the Participant in substantially equal installments over a ten (10) year period upon the Participant ceasing to be a member of the Board. In accordance with procedures established by the Committee, a Participant may elect an alternate form of payment of the Participant’s entire Account.

3.4 Each Participant shall have the right to designate beneficiaries who are to succeed to his right to receive future payments hereunder in the event of his death. Distribution shall be made to the Participant’s estate where no beneficiary designation is in effect. No designation of beneficiary shall be valid unless in writing, signed by the Participant, dated, and filed with the Committee. Beneficiaries may be changed at any time without the consent of any prior beneficiary.

3.5 Nothing contained herein shall be deemed to create a trust of any kind or to create any fiduciary relationship. Funds invested hereunder shall continue for all purposes to be part of the general funds of CTLC, and no person other than CTLC shall, by virtue of the provisions of this Plan, have any interest in such fund. To the extent that any person acquires a right to receive payment from CTLC under this Plan, such rights shall be no greater than the right of any unsecured general creditor of CTLC.

ARTICLE IV

Administration

4.1 The books and records to be maintained for the purpose of the Plan may be maintained by the officers and employees of CTLC at its expense and subject to the provisions and control of the Committee. All expenses of administering the Plan shall be paid by CTLC.

4.2 The right of any Participant or any beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

4.3 No member of the Board or of the Committee and no officer or employee of CTLC shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or wilful misconduct; nor shall CTLC be liable to any person for such action unless attributable to fraud or wilful misconduct on the part of a Director, officer or employee of CTLC.

ARTICLE V

Amendment and Termination of the Plan

5.1 The Plan may be amended in whole or in part from time to time by the Board of CTLC.

5.2 Notice of every such amendment shall be given in writing to each Participant and beneficiary of a deceased Participant.

5.3 If a Change in Control (as defined below) occurs, CTLC may terminate the Plan and distribute all amounts credited to all Participants as permitted under and in accordance with the requirements of Section 409A of the Code, and the regulations promulgated thereunder. For purposes of this paragraph 5.3, a “Change in Control” shall be deemed to have occurred if (a) as a result of any transaction, another person or entity (the “Acquiror”), acquires voting stock of CTLC in an aggregate amount so as to enable the Acquiror to exercise more than fifty percent (50%) of the voting power of CTLC, (b) an unrelated Acquiror acquires all or substantially all of the assets of CTLC, or (c) upon the consummation of a merger or consolidation to which CTLC is a party, the voting stock of CTLC outstanding immediately prior to consummation of the merger or consolidation is converted into cash or securities possessing less than fifty percent (50%) of the voting power of the surviving corporation.

IN WITNESS WHEREOF, CTLC has caused this Plan to be executed in its name and behalf this 25th day of July, 2007, by its officer thereunto duly authorized.

CONSOLIDATED-TOMOKA LAND CO.

/s/ William H. McMunn
By:	William H. McMunn
Its:	President